Exhibit 99.2

FRUTAROM INDUSTRIES LTD.

DIRECTORS’ REPORT OF THE COMPANY’S STATE OF AFFAIRS

FOR THE PERIOD ENDED SEPTEMBER 30, 2018

BOARD OF DIRECTORS’ DISCUSSIONS ON THE COMPANY’S STATE OF BUSINESS

A.	REVIEW OF ACTIVITY

Frutarom Industries Ltd. (the “Company”) is a global company established in Israel in 1933. Frutarom became a public company in 1996 upon registration of its shares for trade on the Tel Aviv Stock Exchange. In 2005, the Company’s Global Depository Receipts were also listed on the London Stock Exchange Official List. On October 4, 2018, following the completion of the agreement and merger plan with International Flavors & Fragrances, Inc. (“IFF”), as set forth below, Frutarom’s shares were delisted from trade in the Stock Exchange and its Global Depository Receipts (“GDRs”) were delisted from the London Stock Exchange Official List, the Company ceased from being a public corporation and became a private company, wholly owned by IFF, and also ceased from acting as a “reporting company,” as this term is defined in Section 36 of the Securities Law, 5728-1968.

The Company, itself and through its subsidiaries (“Frutarom” or the “Group”) develops, produces and markets flavors and fine ingredients used in the manufacturing of food, beverages, flavors and fragrances, pharma/nutraceuticals, cosmetics and personal care products. As of the date of the publication of the report Frutarom operated 72 production sites, 89 research and development laboratories, and 109 sales offices in Europe, North America, Latin America, Israel, Asia, Africa and New Zealand, and it marketed and sold over 70,000 products to more than 30,000 customers in more than 150 countries and employs approx. 5,600 people throughout the world.

Frutarom operates in the framework of two main activities which constitute its core activities (the “core businesses”):

1.

Flavors Activity – Frutarom develops, produces, markets and sells sweet and savory flavor solutions, including flavor and other solutions, which in addition to flavors also contain fruit or vegetable ingredients and other natural ingredients (Food Systems) used mainly in the manufacture of foods, beverages and other consumer products. Frutarom develops thousands of different flavors for its customers, most of which are tailor-made for specific customers. It also develops new products to meet changing consumer preferences. In accordance with Company strategy, Frutarom’s flavor activity has grown rapidly and profitably by combining organic growth and acquisitions, and in 2017 accounted for approx. 81% of the Company’s total core business and 75% of its overall sales (as opposed to 33% of overall sales in 2000).

This accelerated growth is an outcome of the Company’s focus on the fast growing field of natural flavors, the development of innovative unique solutions combining taste and health for the large multinational market segment, focusing on mid-size and local customers in emerging and developed markets – and private label manufacturers in particular, while emphasizing customized service including the provision of comprehensive solutions and technological and marketing support, assistance in the development of products and the offer of high level tailor-made services and products, as are normally provided to large multinational companies. Accelerated growth is also the result of Frutarom’s strategic acquisitions, which have been, and continue to be successfully integrated with Frutarom’s global activities.

2.

Specialty Fine Ingredients Activity – Frutarom develops, produces, markets and sells natural flavor extracts, natural functional food ingredients, natural pharma/nutraceutical extracts, natural biotech products including algae-based products, natural colors for food, natural antioxidants used to provide solutions for food protection, natural cosmetics products, specialty fine ingredients for infant nutrition and for clinical elderly nutrition, essential oils, specialty citrus products and aromatic chemicals. The Specialty Fine Ingredients products are sold primarily to the food, beverage, flavor, fragrance, pharma/nutraceutical, infant nutrition, cosmetics and personal care industries.

Frutarom focuses its Specialty Fine Ingredients activity on developing a portfolio of high value-added products which give it an edge over its competitors. Most of the specialty fine ingredients in the fields of taste and health are natural products with a higher rate of growth in demand than non-natural products. In recent years, Frutarom has been focusing on continuing to expand its portfolio of natural products offered to customers, with a particular emphasis on the field of natural, healthy and functional foods. Specialty Fine Ingredients activity accounted for 19% of the core activity in 2017 and 18% of its overall sales.

Trade & Marketing – In addition to its core businesses, Frutarom also imports and markets various raw materials that it does not manufacture; it is a part of its service offered to customers, which includes providing them comprehensive solutions for their needs. This Trade & Marketing activity is synergetic with and supports Frutarom’s core businesses by leveraging its global sales organization, supply chain, purchasing system and its global management, and allows Frutarom to offer a wider variety of products, solutions and greater added value to its customers – mainly those in the mid-sized and domestic categories in emerging markets – and strengthen its partnerships with them. This activity, which greatly expanded following the acquisitions of Etol in 2012, PTI in 2013, Montana Food in 2014 and Piasa at the end of 2016, centers mainly on Central and Eastern Europe, Latin America and Israel. Sales from this activity accounted for 7% of Frutarom’s total turnover in 2017.

Completion of the Merger Agreement with IFF and the Change in the Company’s Status from a Public to a Private Corporation

On May 7, 2018, Frutarom signed a merger agreement (the “Merger Agreement”) with    International Flavors & Fragrances Inc. (the “Purchasing Company” or “IFF”) an international public company, whose securities are listed for trading on the New York Stock Exchange (under the symbol IFF) and on the Euronext Paris Stock Exchange (under the symbol IFF) and Icon Newco Ltd, a private company incorporated in Israel, and wholly-owned by the Purchasing Company (“Merger Sub”). Under the Merger Agreement, the Merger Sub shall be merged with and into Frutarom (as the absorbing company in the merger, as this term is defined in the Companies Law 5759-1999 (the “Companies Law”)) (the “Merger”), to form a global leader in taste, scent and nutrition.

On August 6, 2018 a special general meeting of the Company’s shareholders approved the Merger with the Purchasing Company in accordance with the Merger Agreement and all of the transactions, acts and contractual arrangements connected to the Merger that require the approval of the general meeting. On October 4, 2018, upon satisfaction of the suspending conditions set forth in the Merger Agreement, including receipt of a certificate of merger from the Companies Registrar in accordance with Section 323 of the Companies Law, the merger agreement was completed (“Completion Date”), the Merger Sub merged with and into Frutarom, was dissolved without liquidation and Frutarom became a private company wholly owned by IFF and ceased from being a “reporting company” as this term is defined in Section 36 of the Securities Law, 5728-1968.

Upon the completion of the merger each Ordinary Share par value NIS 1.00 of the Company registered by its name in the shareholder register of the Company immediately prior to the Effective Time, was automatically converted into the right to receive (a) US$ 71.19 in cash; and (b) issue 0.249 common stock, par value US$ 0.125 of the Purchasing Company (together: the “Merger Consideration”), without interest and subject to applicable tax withholding. As of the date of entry into the Merger Agreement, the Merger Consideration reflected a value for the Company of approximately US$ 6.37 billion, on a fully diluted basis, and a value of activities (including an estimate of the net debt of the Company) estimated at approximately US$ 7.1 billion.

The Purchasing Company has completed listing its shares on the Tel Aviv Stock Exchange under the dual listing regime, and on October 9, 2018, the Purchasing Company started trading its shares in the stock exchange.

For further information see the Company’s immediate reports on the matter from July 1, July 4, July 26, July 29, August 7, August 23, August 26, Sept 16, October 2, and October 4, 2018.

RAPID GROWTH STRATEGY – COMBINING RAPID AND PROFITABLE INTERNAL GROWTH WITH STRATEGIC ACQUISITIONS1

Frutarom has adopted a strategy combining rapid and profitable internal growth by strengthening the R&D and innovation, supply chain and production, and sales and marketing platforms, along with making additional strategic acquisitions and leveraging the many resulting synergies. In the framework of this strategy, in recent years Frutarom has focused on the following objectives:

[1]

The assessments stated in this section below, regarding further development of Frutarom’s activity in different markets, which also includes strategic acquisitions, constitute forward-looking statements as defined in the Securities Law, resting upon estimates by Company management, based on its plans, experience and acquaintance with the market in which it operates. Such assessments could fail to materialize, in full or in part, or materialize in a different manner, including materially different, than expected, as a result of unexpected developments that are not necessarily under the Company’s control, including macro-economic changes, market conditions, regulation, and/or resulting from the realization of any of the risk factors as outlined in section 41 of Chapter A of the periodic report.

•

Increasing the Share of the Flavors Activity – The successful implementation of Frutarom’s rapid and profitable growth strategy has allowed Frutarom to significantly increase the share of its Flavors activity, one of its most profitable activities, achieving a growth rate higher than the growth rate in the markets in which it operates. As part of the expansion of its Flavors activity, about 12 years ago Frutarom embarked on a strategic campaign to gain market leadership in the field of savory taste solutions as well, a growing field due to the rising standard of living along with changing lifestyles and consumer habits resulting in growing demand for processed and convenience foods. This is achieved also through the acquisition of leading companies in their fields with unique solutions and strong positioning in strategic target markets. Since 2000, Frutarom’s Flavors activity has grown at an average annual rate (CAGR) of 24%. In 2017, sales in the field of Flavors constituted approx. 75% of total Frutarom sales (compared to approx. 33% of total sales in 2000). The Company expects this internal growth trend of its Flavors activity to continue by, among other things, the addition of products and the offering to the Company’s customers of comprehensive solutions combining flavors with health solutions, natural colors and natural solutions for food protection, along with the continued implementation of further strategic acquisitions and exploiting the abundant synergies inherent in them, including extensive cross-selling opportunities.

•

Developing New Products and Solutions Combining Taste and Health – Frutarom’s growth strategy is based on identifying the future trends in consumer preferences and in the food and beverage markets, and adjusting its activity accordingly, to quickly provide its customers comprehensive solutions that address consumer demand and preferences. Recent years have seen the rapid shift by food and beverage companies towards the use of natural flavors, ingredients and colors, with a particular focus on functional foods and on reduced fat, sodium and sugar products, as well as clean-label products, viewed as having healthier and more nourishing and environmentally friendly qualities. This shift, that has also been due to evolving regulatory standards in many countries throughout the world, that limit the use of certain materials and lead to improved nutritional properties in foods and beverages, resulting in manufacturers needing to employ innovative technologies and solutions based on natural products, which Frutarom develops and produces, contributes to growth. Consumer awareness towards proper and healthy nutrition has not compromised the demand that products remain tasty despite having less sugar and salt and the addition of healthy ingredients that often leave an aftertaste. Another notable trend in recent years, has been an increase in the number of hours consumers spend outside the home and the resulting rise in demand for convenience foods and ready-made meals that are easy to prepare but should also be healthy and tasty. This trend is supported by the increase in disposable income for consumers, and their willingness to increase their spending on processed foods and convenience products, and on products perceived as healthier. A continuing trend of consumer demand for healthier and more natural food can be seen in developed markets, and increasingly in emerging markets as well. Frutarom has identified these trends and has uniquely positioned itself as a supplier of comprehensive solutions combining taste and health. Maximizing the synergies between its varied activities enables Frutarom to offer its customers excellent scientifically-based taste solutions along with added health qualities, with an emphasis on the use of natural ingredients. The combination of its various activities also allows Frutarom to provide its customers with solutions for improving texture and prolonging their products’ shelf life (important qualities for processed food manufacturers in the production of convenience food) by adding innovative, natural ingredients, which, in many cases, replace chemicals and substances considered less healthy. Most of these new products carry higher margins and therefore contribute both to sales growth and also towards improving the product mix and profitability. This area will expand IFF’s product range and has the potential to generate multiple cross-selling opportunities.

•

Focus on Natural Products and Establishing Market Leadership in Herbal Extracts Frutarom is working towards developing and expanding its portfolio of natural products in response to consumer demand and to major trends in the global food market for healthier and more natural foods. This field is growing at a rapid pace and Frutarom’s unique capabilities give it a competitive edge. In line with this strategy, Frutarom continues to expand the portfolio of specialty natural products that it offers its customers through internal R&D, collaborations with universities, research institutes and startups, and acquisitions. In addition, Frutarom is expanding its fields of activities into additional growing profitable areas such as natural fine ingredients for the cosmetics industry and specialty fine ingredients for infant nutrition and for elderly clinical nutrition. Approx. 75% of Frutarom sales are of natural products and it intends to continue and increase the share of its natural ingredients activities, which have higher growth rates.

As part of the strategy of focusing on natural products with health-promoting attributes, IBR was acquired in 2018, Enzymotec and the activity of AB Fortis were acquired in 2017, Grow, Nardi and Extrakt-Chemie in 2016, and Nutrafur and Vitiva in 2015.

Frutarom further expanded its activity in natural products in recent years by also entering the field of natural colors for food (by acquiring Montana Food, Vitiva, and Ingrenat). Frutarom is also taking action towards significantly increasing its activity in the area of natural antioxidants that provide Natural Solutions for Food Protection (through the acquisition of Vitiva, Ingrenat and Nutrafur). Moreover, Frutarom added to and strengthened its activity in the field of specialty citrus products, an important natural raw material in the development and production of flavors and many food and beverage products, and established a citrus excellence center in Florida, one of the world centers for citrus (through its acquisitions of CitraSource and the activity of Scandia). Frutarom also increased its activity in the field of innovative natural solutions for incorporating fruit components into food products (by acquiring Taura and Inventive).

Frutarom has identified that one of its customers’ greatest challenges in the transition to natural ingredients, in the fields of flavor, colors, natural preservatives, health, and cosmetics is their limited availability and substantially higher costs, in comparison to synthetic products. Therefore, it initiated a strategic plan to significantly increase the availability and outputs of natural raw materials alongside a substantial increase in the unique production capacity for natural herbal extracts. The acquisitions of Vitiva, Ingranat, Nutrafur, Extract Chemie, Nardi, René Laurent (which has an extraction facility in Morocco) and IBR, enabled a significant increase in Frutarom’s natural extracts production capacity, the creation of specialization centers in different technologies for herbal extracts and optimizing production between the different facilities, according to their specializations in the different extraction technologies and a significant increase in their operational efficiency.

In addition, Frutarom is taking action to guarantee the supply of unique raw ingredients by developing long term collaborations with farmers across the globe. As part of this agricultural collaboration, Frutarom supplies the farmers with unique patented plant species developed in collaboration with agricultural research institutions and cultivation companies from all over the world - for developing plant species, with a higher content of the active materials responsible for flavor and color attributes, natural preservatives, skin protection and improved appearance and health values. Frutarom also provides them with agricultural know-how and guidance. These collaborations ensure a regular ongoing supply of important natural raw materials, at prices beneath the market, with a concentration of active ingredients which is higher than the level found in nature. As part of this endeavor, which started over a year ago and is rapidly expanding, collaborations of this nature are taking place in Peru, Brazil, Guatemala, Spain, Poland, Israel, Morocco, South Africa, etc. with the intention that within several years, approximately 50% of the raw material consumption for Frutarom’s main natural extracts will be from self-cultivation.

Frutarom seeks to establish global market leadership in the growing area of natural plant extracts, while further improving the activity’s profitability and reviewing additional strategic acquisitions in this field. A field which will expand IFF’s product range and has the potential to generate multiple cross-selling opportunities.

•

Strategic Change in the Geographic Mix – In recent years Frutarom has implemented a strategy of geographic expansion in North America and emerging markets (Asia, Africa and South America) that have higher growth rates, through accelerated internal growth and 21 acquisitions made in the past 5 years, focusing on North America and emerging markets. As a result, while Frutarom sales grew by a factor of 3 since 2010, sales in emerging markets at the same time grew by a factor of 4.8, such that in 2017 sales in emerging markets made up approx. 43% of Frutarom sales, compared with approx. 27% in 2010. During this time frame, sales in North America grew by a factor of 4.6, with the Flavors activity in North America notably increasing by a factor of 10.7 in the past 7 years. In 2017, sales in North America were 14% of Frutarom total sales, in comparison to approx. 9% in 2010.

The rapid growth of activity outside of Western Europe has led to sales in Western Europe (which have grown by 116% since 2010) constituting approx. 36% of Frutarom’s total sales in 2017, compared with approx. 51% in 2010.

Progression of Sales Distribution by Geographic Region

*	Assuming the acquisitions performed in 2017 (including Enzymotec, Bremil and Mighty) were consolidated into the reports from January 1, 2017.

•	Focus on Providing Quality Service and Product Development to Large Multinational Customers and Medium sized Local Customers

Frutarom continues to expand the services it provides its customers, as well as its portfolio of products and solutions, for both large multinational customers and mid-size local customers, with special emphasis on the fast-growing private-label market.

o

In the market segment consisting of large multinational food and beverage manufacturers, Frutarom will continue to focus on providing innovative specialty products and on expanding its portfolio of natural taste and health solutions. The majority of IFF customers are multinational food and beverage manufacturers and Frutarom sees many cross-selling opportunities for selling its natural specialty products to these customers.

o

In the mid-size and local customer segment of the market, which makes up the greater part (about 60%)[2] of the food manufacturers market, and includes the private label manufacturers, Frutarom offers the

[2]	January 2016, Datamonitor, Euromonitor and Frutarom’s estimations same high level of service as generally provided to large multi-national customers, with products and solutions tailored to the customer’s specific requirements. Frutarom also offers mid-size and local customers as well as its private label customers - who usually have more limited resources than those of large and multinational customers - assistance in the development of their products, while providing marketing support, flexibility on minimum order quantities and delivery dates, and serves as a provider of comprehensive solutions for flavors, natural colors, natural preservatives and health ingredients. The merger between the companies awards IFF market penetration into this growing market segment and Frutarom sees various cross-selling opportunities in offering IFF’s products and unique technologies to these customers.

•

Mergers and Acquisitions and their Contribution towards Achieving Profitable Growth – Frutarom has extensive experience with the successful execution of mergers and acquisitions, and acts to integrate the acquired companies and activities into its existing activity, utilizing commercial and operational synergies, to leverage the many cross-selling and operational savings opportunities and to achieve continued improvement in its profit margins.

From 2011 until the date of this report, Frutarom has made 46 strategic acquisitions, 32 of them since the beginning of 2015, 8 acquisitions in 2016, 12 in 2017 and one in 2018, which are being, and will be, integrated with its global operations, and are contributing, and will continue to contribute, to the ongoing growth in sales and improvement in profits and margins through maximal utilization of the synergies they bring.

Frutarom’s acquisition strategy focused on: (1) expanding its sales and market share in North America and emerging markets; (2) continuing to increase the share of its Flavors activity, including continuing to establish a leading position in the field of savory taste solutions; (3) broadening and deepening its portfolio of natural solutions, as specified above.

Frutarom is working on successfully integrating its acquisitions and fully tapping the strong potential they bring. The integration of these acquisitions is proceeding successfully and according to plan. The managements of the acquired activities, together with Frutarom’s regional and local management in each geographic area or relevant business activity, assume a leading role in the merger processes. In addition, Frutarom has developed advanced dedicated IT systems that support the quick integration of acquired activities and their monitoring, while realizing synergies in the areas of R&D, sales and marketing, purchasing, production and logistics.

Frutarom expects great synergetic potential in the acquisitions it has carried out and is working to realize and fully utilize them for accelerating growth through the fullest possible tapping of cross-selling opportunities, and the many marketing and technological synergies contributed by these acquisitions, as well as for attaining significant operational savings.3

3 The assessments stated in this section above, including on the synergetic potential of the acquisitions and attaining significant operational savings and the ancillary savings constitute forward-looking statements as defined in the Securities Law, 5728-1968 resting upon estimates by Company management, as of the date of this report, based on the potential synergies between the Company’s activities and the acquired activities. Such assessments could fail to

Following are brief summaries of the acquisitions performed since the beginning of 2018 until the publication of this report. The US$ sales figures shown below for each of the purchased activities relate to the average US$ exchange rate for the reported period, and the purchase price relates to the US$ exchange rate on the date of acquisition.

Acquisitions made since the beginning of 2018:

o

Acquisition of Control in Bremil, Brazil – On December 20, 2017 Frutarom signed an agreement for the purchase of 51% of the shares of the Brazilian company Bremil Indústria De Produtos Alimenticios Ltda. (“Bremil”), which has a leadership position in the savory solutions market in Brazil with an emphasis on convenience foods, prepared foods and processed meats. The purchase agreement includes an option for the purchase of the balance of shares of Bremil to take effect starting five years from the date of the transaction’s completion at a price based on Bremil’s business performance during that period. On May 30, 2018, Frutarom completed the acquisition of 51% of Bremil’s shares in exchange for approx. US$ 30 million (approx. BRL 111 million) (which includes estimated asset adjustments to the date of completion), and a future consideration based on Bremil’s future business performance in 2017 and 2018. The transaction was financed through bank debt.

For further information on the acquisition of Bremil, see note 4c to the Financial Statement and the immediate reports the Company published on this matter on December 20, 2017 and May 31, 2018.

o

Acquisition of Enzymotec – On January 11, 2018, Frutarom completed the acquisition, by way of a reverse triangular merger, of 100% of the share capital of Enzymotec Ltd., an Israeli public company whose shares were traded on NASDAQ (under the symbol ENZY) (“Enzymotec”) that upon the completion of the merger ceased from being a public company and became, an indirectly fully-owned subsidiary of Frutarom. Enzymotec, which was founded in 1998, develops, produces and markets nutritional ingredients and medical foods based on cutting-edge, proprietary technologies. The overall net consideration (offsetting the cash, cash equivalents, deposits and tradeable securities in Enzymotec’s treasury and net of the krill transaction consideration) that was paid by Frutarom for 100% of Enzymotec’s shares, stands at approx. US$ 184 million (including cost of vested options, RSU’s and transaction expenses). On May 14, 2018, Frutarom received approval from the tax authorities in Israel to merge Enzymotec into Frutarom, and the Company is taking action to merge the companies over the following months.

materialize, in full or in part, or materialize in a different manner, including materially different, than expected, as a result of unexpected developments that are not necessarily under the Company’s control in the merging of activity connected with the human resources, R&D, salesforce, operations (including closure of manufacturing facilities and/or transfer of production between different facilities), logistics, technology, procurement, systems of the merged activities, and/or resulting from the realization of any of the risk factors as outlined in section 41 of Chapter A of the periodic report. In addition, Frutarom could fail to capitalize on the expected synergies (including those whose purpose is cost savings) that are inherent in the acquisitions.

For further information on the merger agreement see note 4a of the Financial Statement and the Company’s immediate reports from August 1, August 4, August 24, September 19, October 29, December 12, December 26 2017 and January 11, 2018.

o

Acquisition of IBR, Israel - on February 1, 2018, Frutarom purchased 100% of the share capital of the Israeli company I.B.R - Israeli Biotechnology Research Ltd. (“IBR”), which researches, develops, manufactures and markets innovative and proprietary natural active ingredients for the cosmetics and dietary supplements industries, mainly for cellular anti-aging, skin protection from UV rays and air pollution, skin whitening and pigmentation prevention, in exchange for approx. US$ 21 million. The transaction was completed upon signing and financed through bank debt.

For further information on the acquisition of IBR, see note 4b to the Financial Statement and the Company’s immediate report on the matter from February 4, 2018.

o

Acquisition of Control in Mighty - On October 18, 2017, Frutarom signed an agreement for the purchase of 60% of the shares of the Thai company The Mighty CO. LTD. (including the activity of Maharaj Food Co. Ltd. and Mighty International Co. Ltd. and hereinafter collectively: “Mighty”) for approx. US$ 12 million (approx. THB 393 million) (not including debt) and at a valuation of approx. US$ 20 million (THB 655 million) (not including debt). Mighty, which was founded in 1989, engages in the development, production and marketing of flavors, including savory taste solutions. The company has a leading position in Thailand’s flavors market, which has very few producers of taste solutions, and is among the most innovative flavors companies in Southeast Asia based on independent R&D.

On February 1, 2018, Frutarom completed the acquisition of 49% of Mighty’s share capital and it is currently working towards raising its holdings to 60%. The Company estimates that the increase to its holdings, to 60%, will be completed no later than Q1 2019. The acquisition will be financed through independent resources. For further information on the acquisition of control of Mighty, see note 4d to the Financial Statement and the Company’s immediate report on the matter from October 18, 2017.

•

Increase in Profit and Profit Margins – In recent years, Frutarom has succeeded in attaining, along with revenue growth, a significant rise in profits and in gross and operating profit margins. Frutarom strives, and will continue to strive, to strengthen its competitiveness, while raising its profits and margins, by focusing, among other things, on the following objectives:

o

Successful integration of acquisitions while maximizing synergies – Frutarom continues working towards capitalizing on the abundant cross-selling opportunities arising from these acquisitions, gaining maximum advantage from the many technological capabilities brought to the Company, and realizing the savings resulting from the integration of management, R&D, sales and marketing, supply chain, operations and purchasing systems. The acquisitions contribute, and will keep contributing, towards continued growth in Frutarom’s sales and profits this year and in the coming years. The successful integration of the 32 acquisitions performed since the beginning of 2015 is contributing, and will continue to contribute, towards the continuing trend of improvement in Frutarom’s results[4].

Following are highlights of the progress being made in the merging of companies recently acquired by Frutarom:

◾

The overall move to expand activity and production capacity through optimization and operational streamlining in the natural plant extracts platform of the Specialty Fine Ingredients division is progressing successfully and according to plan – a significant increase in production capacity of natural extracts following the acquisitions of Vitiva, Ingranat, Nutrafur and Extract Chemie has provided for substantial streamlining. At the same time, efforts continue for increasing production capacity at the Vitiva, Ingrenat, Nutrafur and Extract Chemie (with significantly greater production capacity than actually utilized, for GMP pharma products as well) and for optimizing production between the various sites according to their varying technological extracting specializations, while significantly boosting their operational efficiency. As part of the overall effort for optimization and operational streamlining in plant extraction sites, the natural plant extraction facility in Wädenswil, Switzerland was shut down. These actions are contributing to significant improvement in the cost structure and competitive ability in the field of natural plant extracts.

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Efforts continue to combine Piasa’s activity with Frutarom’s global activity based on, among other things, leveraging Frutarom’s broad portfolio of savory solutions and other complementary areas, such as natural colors and antioxidants, exploiting cross-selling opportunities in the Mexican market, and combining Piasa’s purchasing platform with Frutarom’s global purchasing platform.

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Frutarom is working towards the integration of SDFLC in Brazil with Frutarom’s activity in Latin America, supported by Frutarom’s extensive platforms of R&D, sales, marketing and local and global production activities in Brazil and other Latin American countries. In addition, Frutarom is working on the future business development of its portfolio of solutions for ice creams and desserts based on SDFLC’s technology and know-how, with an emphasis on Latin American countries. The construction of SDFLC’s new production site, for an investment of US$ 6 million, has been completed. This new production site that includes laboratories and an automatic production capability, doubles SDFLC’s production capacity in Brazil.

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Frutarom is working towards implementing the full merger plan of all of Enzymotec’s activities through a rapid, efficient and comprehensive integration of both companies’ global activities in the areas of management, R&D, sales and marketing, production and supply chain. Frutarom is working to focus Enzymotec’s activity in the fields Frutarom considers as its main core businesses, with an emphasis on infant nutrition and elderly clinical nutrition, dietary supplements and pharmaceuticals. In the framework of the merger and maximum streamlining, the management was replaced, and Frutarom’s Israel headquarters was combined with Enzynotec’s

[4]	See footnote 3 above on forward looking statements.

headquarters at Enzymotec’s modern plant in Migdal Ha’Emeq. In addition, the full merger of Enzymotec’s activities with Frutarom’s global natural specialty fine ingredients division has been completed, and the R&D, sales and operations platforms are being integrated, while fully capitalizing the multiple synergies between the activities, in a way that accelerates growth, improves the cost structure and significantly improves the profitability of Enzymote’s activity. In the field of clinical nutrition (VAYA Pharma) certain measures are being implemented, which will bring to significant savings in costs.

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Frutarom is acting to integrate Bremil into its global Savory business and turn it into a production and R&D center for Savory Solutions in Brazil and South America, while capitalizing on the many cross-selling opportunities between Bremil and Frutarom customers.

o	Investing in R&D for natural specialty products in the fields of taste and health which contribute to improving Frutarom’s product mix and profitability.

o

Integration of R&D systems - Frutarom is working to make maximum utilization of the many innovative R&D and technological capabilities gained over recent years through its acquisitions, as well as implementing its new customer relationship management (CRM) system and cross-organizational joint R&D and applications projects for broadening its product portfolio, and improving the quality of solutions and level of service to customers, channeling the projects to the relevant know-how centers and leveraging the knowledge and expertise developed at the various Frutarom sites over recent decades.

o

Building up and strengthening the global purchasing system – Frutarom continues to build and strengthen its global purchasing infrastructure, leveraging its significantly increased purchasing power gained following the recent acquisitions, while expanding its pool of suppliers with emphasis on increased purchase of raw materials (especially natural raw materials) used in the manufacturing of its products, from their countries of origin. Integration of the Company’s R&D systems also contributes to the strengthening of the global purchasing capacities, capitalizing on the harmonization of the raw materials and suppliers for the development and manufacturing of its products.

o

Resource optimization – Frutarom is continuing to implement additional projects for combining and consolidating production sites and activities towards achieving utmost efficiency also in the areas of purchasing, logistics and supply chain, which have been contributing, and will continue to contribute over the coming years, to strengthening its competitive position and improving its profits and margins.

Frutarom expects that fulfilling its rapid and profitable growth strategy, combining profitable internal growth with strategic acquisitions, the fact that it is part of a global leader in the fields of flavor, scent and nutrition, the significant cross-selling opportunities inherent in the combination with IFF, along with the contribution from continuing to fulfill streamlining processes and its improved cost structure, with maximum utilization of its sites around the world and the strengthening of its global procurement platform, and the successful integration of the latest acquisitions made and those ahead, will result in a continuing improvement trend in profits and profit margins.

B.	FINANCIAL STATUS

Frutarom’s total assets as of September 30, 2018, totaled approx. US$ 2,240.0 million, compared with approx. US$ 1,904.6 million as of September 30, 2017, and US$ 1,947.2 million as of December 31, 2017.

The Group’s current assets as of September 30, 2018, totaled approx. US$ 806.2 million, compared with US$ 740.5 million as of September 30, 2017, and US$ 720.1 million as of December 31, 2017.

Property, plant and equipment net of cumulative depreciation plus other net property, as of September 30, 2018, totaled approx. US$ 1,387.7 million, compared with approx. US$ 1,080.2 million as of September 30, 2017, and US$ 1,142.1 million, as of December 31, 2017.

The increase in total, current, long-term and other assets, derives mainly from the acquisitions completed in 2017 and 2018, which have already been fully consolidated into Frutarom’s balance sheet (but their operational effects have only been partially reflected in Frutarom’s results).

Currency effects

Approximately 70% of Frutarom sales are conducted in currencies other than the US dollar (mainly the Euro, Russian Ruble, Pound Sterling, Swiss Franc, Canadian Dollar, New Israeli Shekel, Chinese Yuan, Mexican Peso, Polish Zloty, Brazilian Real, and Peruvian Nuevo Sol), therefor changes in exchange rates affect Frutarom’s results as reported in US dollars.

However, Frutarom’s exposure to currency fluctuations is reduced owing to the fact that part of the raw material purchases and operational expenditures in the various countries in which it operates, are also paid for, in most cases, in the respective local currencies, so that most of the effect applies to the translation of sales revenues and profits into dollar terms.

In Q3 2018, the strengthening of the dollar versus some of the main currencies used by the Company, reduced Frutarom sales in pro-forma terms by approx. 3.2%. In the first nine months of 2018, the weakening of the dollar versus some of the main currencies used by the Company boosted Frutarom sales by approx. 2.2%.

C.	RESULTS OF OPERATIONS FOR FIRST NINE MONTHS OF 2018

In the first nine months of 2018, Frutarom achieved record sales, gross profit, gross margin and EBITDA.

Sales

Frutarom’s sales in the first nine months of 2018 rose 14.2% to US$ 1,148 million, compared with US$ 1,004.9 million in the same period last year, reflecting a 2.5% year-over-year growth in pro-forma terms on a constant currency basis.

Changes in the exchange rates of currencies in which the Company operates as against the US dollar, had a positive impact of approx. 2.2% on sales growth in pro-forma terms compared with the same period last year.

Sales for Frutarom’s core activities (its Flavors activity and Specialty Fine Ingredients activity) rose 16.1% in the first nine months of 2018, to reach a record of approx. US$ 1,089.4 million, compared with US$ 938.4 million in the first nine months of last year, reflecting year-over-year growth in pro-forma terms on a constant currency basis of approx. 3.5%. Changes in exchange rates had a positive impact of approx. 2.2% on results in pro-forma terms.

Sales from the Flavors activity rose 14.0%, to reach US$ 851.2 million in the first nine months of 2018, as against US$ 746.5 million in the same period last year, reflecting an approx. 4.1% year-over-year growth in pro-forma terms on a constant currency basis, compared with the same period last year. Currency effects had a positive impact on results in pro-forma terms by approx. 2.2%.

Sales from Specialty Fine Ingredients activity rose 24.3%, to approx. US$ 248.9 million in the first nine months of 2018, compared with approx. US$ 200.2 million in the same period last year, and reflect an approx. 2.4% year-over-year growth in pro-forma terms on a constant currency basis compared with the same period last year. Currency effects contributed to sales approx. 2.1% in pro-forma terms.

Sales from Trade and Marketing (which does not constitute part of Frutarom’s core activities) were reduced by 11.9% to reach approx. US$ 58.6 million in the same period nine months of 2018 compared with approx. US$ 66.5 million in the same period last year. Currency effects contributed approx. 1.0% to sales in pro-forma terms. In constant currency and pro-forma terms, trade and marketing activity sales were reduced by approx. 12.9%.

First Nine Months Sales Breakdown by Activity for 2008 - 2018 (in US$ millions and %):

		2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018

Flavor Activity	Sales	268.6	220.4	228.2	269.8	345.6	355.1	442.0	450.6	631.7	746.5	851.2
	%	71.7%	69.6%	67.4%	69.7%	73.0%	73.7%	71.6%	69.6%	73.6%	74.3%	74.1%

Fine Ingredient Activity	Sales	98.9	92.9	108.3	114.1	111.2	111.8	124.4	136.7	174.0	200.2	248.9
	%	26.4%	29.3%	32.0%	29.5%	23.5%	23.2%	20.1%	21.1%	20.3%	19.9%	21.7%

Inter- company sales	Sales	-3.3	-2.3	-1.7	-2.2	-1.7	-4.8	-5.6	-3.6	-5.2	-8.3	-10.6
	%	-0.9%	-0.7%	-0.5%	-0.6%	-0.4%	-1.0%	-0.9%	-0.6%	-0.6%	-0.8%	-0.9%

Total Core Activity	Sales	364.2	311.0	334.8	381.7	455.1	462.1	560.8	583.7	800.6	938.4	1,089.4
	%	97.2%	98.2%	98.9%	98.6%	96.2%	95.9%	90.8%	90.1%	93.3%	93.4%	94.9%

Trade & Marketing	Sales	10.4	5.7	3.9	5.2	18.0	19.8	56.5	63.5	57.4	66.5	58.6
	%	2.8%	1.8%	1.1%	1.4%	3.8%	4.1%	9.2%	9.8%	6.7%	6.6%	5.1%

Total Sales		374.6	316.7	338.7	386.9	473.1	481.9	617.3	647.2	858.0	1,004.9	1,148.0

Nonrecurring Expenses

The nonrecurring expenses recorded in the first nine months of 2018 were mainly in connection with the merger agreement with IFF, including fees to consultants, attorneys, bankers and employee bonuses. These nonrecurring expenses diminished reported gross profit for the period by approx. US$ 3.0 million, reported operating profit and EBITDA by approx.US$ 44.9 million, and reported net income by approx.US$ 43.1 million. The nonrecurring expenses recorded in the first nine months of 2017 were in connection with acquisitions and for measures taken by Frutarom to attain optimization and efficiency mainly in the natural extracts operations of the Specialty Fine Ingredients Division. These nonrecurring expenses diminished reported gross profit for the period by approx. US$ 2.9 million, reported operating profit and EBITDA by approx. US$ 4.8 million, and reported net income by approx. US$ 3.7 million.

Adjusted for nonrecurring expenses, gross profit for all Frutarom activity rose approx. 20.2%, in the first nine months of 2018 to approx.US$ 467.9 million (approx. 40.8% of overall sales), compared with approx. US$ 389.2 million (approx. 38.7% of overall sales) in the same period last year; operating profit rose approx. 19.3% to reach approx. US$ 194.5 million (approx. 16.9% operating margin), compared with approx. US$ 163.1 million (approx. 16.2% operating margin) in the same period last year; and EBITDA grew approx. 25.3 % to reach approx. US$ 248.8 million (EBITDA margin of approx. 21.7%) compared with US$ 198.5 million (EBITDA margin of approx. 19.8%) in the same period last year.

Adjusted for non-recurring expenses, gross profit of core businesses rose approx. 21.6% in the first nine months of 2018, to reach approx. US$ 457.7 million (approx. 42.0% gross margin), compared with approx. US$ 376.5 million (approx. 40.1% gross margin) in the same period last year; operating profit of core businesses rose approx. 20.1%, to reach approx. US$ 194.1 million (approx. 17.8% operating margin), compared with approx. US$ 161.7 million (approx. 17.2% operating margin) in the same period last year; and EBITDA for core businesses rose approx. 25.9% to reach approx. US$ 247.7 million (approx. 22.7% EBITDA margin) compared with approx. US$ 196.8 million (approx. 21.0% EBITDA margin) in the same period last year.

Adjusted for non-recurring expenses, operating profit for the Flavors activity rose approx. 10.1%, to approx. US$ 147.1 million (operating margin of approx. 17.3%) in the first nine months of 2018, compared with approx. US$ 133.6 million (operating margin of approx. 17.9%) in the same period last year, and EBITDA margin reached 21.8%, compared with 21.5% in the parallel period last year.

Adjusted for non-recurring expenses, operating profit for the Specialty Fine Ingredients activity rose approx. 67.0%, to US$ 47.0 million (operating margin of approx. 18.9%) in the first nine months of 2018, compared with approx. US$ 28.1 million (operating margin of approx. 14.0%) in the same period last year, and EBITDA margin reached 24.9%, compared with 18.2% in the same period last year.

Tables summarizing profits and margins in the first nine months of 2017-2018:

Adjusted for non-recurring expenses:

In millions of US dollars	Core businesses Flavors and Specialty Fine Ingredients		Total Frutarom Group
	Adjusted for non-recurring expenses		Adjusted for non-recurring expenses
	2017	2018	2017	2018
Gross profit	376.5	457.7	389.2	467.9
Margin	40.1%	42.0%	38.7%	40.8%
Operating profit	161.7	194.1	163.1	194.5
Margin	17.2%	17.8%	16.2%	16.9%
EBITDA	196.8	247.7	198.5	248.8
Margin	21.0%	22.7%	19.8%	21.7%
Net income			115.5	137.9
Margin			11.5%	12.0%

Reported results in US dollars:

In millions of US dollars	Core businesses Flavors and Specialty Fine Ingredients		Total Frutarom Group
	2017	2018	2017	2018
Sales	938.4	1,089.4	1,004.9	1,148.0
Gross profit	373.7	454.7	386.3	464.9
Margin	39.8%	41.7%	38.4%	40.5%
Operating profit	156.9	149.2	158.3	149.6
Margin	16.7%	13.7%	15.8%	13.0%
EBITDA	192.0	202.7	193.8	203.9
Margin	20.5%	18.6%	19.3%	17.8%
Net income			111.8	94.8
Margin			11.1%	8.3%

Financial Expenses / Income

Net financial expenses in the first nine months of 2018 totaled approx. US$ 22.6 million (approx. 2.0% of sales), compared with US$ 15.8 million (approx. 1.6% of sales) in the same period last year.

Interest expenses in the first nine months of 2018 amounted to approx. US$ 16.0 million, compared with approx. US$ 6.9 million in the same period last year, mainly owing to an increase in the number of loans taken for financing acquisitions and a moderate increase in some of the exchange rates. Financial expenses arising from exchange-rate differences totaled approx. US$ 6.6 million compared to approx. US$ 8.9 million in the same period last year.

Taxes on Income

Taxes on income for the first nine months of 2018 adjusted for nonrecurring expenses totaled approx. US$ 34.0 million (approx. 19.8% of profit before tax), compared with approx. US$ 31.8 million (approx. 21.6% of profit before tax) in the same period last year.

Taxes on income for the first nine months of 2018 totaled approx. US$ 32.2 million (approx. 25.3% of profit before tax), compared with approx. US$ 30.7 million (approx. 21.6% of profit before tax) in the same period last year.

Net Income

Adjusted for non-recurring expenses, net income in the first nine months of 2018 grew by approx. 19.4%, to reach approx. US$ 137.9 million (approx. 12.0% net margin), compared with approx. US$ 115.5 million (11.5% net margin) in the same period last year.

Net income in the first nine months of 2018 climbed to approx. US$ 94.8 million (net margin of 8.3%), compared with approx. US$ 111.8 million (net margin of approx. 11.1%) in the same period last year.

Earnings per Share

Adjusted for non-recurring expenses, earnings per share in the first nine months of 2018, , rose by approx. 19.8% to reach US$ 2.30, compared with US$ 1.92 in the same period last year.

Earnings per share in the first nine months of 2018 reached US$ 1.58 compared with US$ 1.86 in the same period last year.

D.	RESULTS OF OPERATIONS FOR THIRD QUARTER 2018

Sales

Frutarom’s sales in the third quarter of 2018 rose by 0.9% to US$ 361.9 million, compared with US$ 358.8 million in the same quarter last year, reflecting a currency adjusted reduction of 3.8% in pro-forma terms, compared with the same period last year.

Sales for Frutarom’s core activities (its Flavors activity and Specialty Fine Ingredients activity) rose by 2% in Q3 2018 to reach US$ 343.4 million, compared with approx. US$ 336.6 million in the same quarter last year, reflecting a currency adjusted reduction of approx. 3.2% over the same period in pro-forma terms. Changes in exchange rates negatively impacted results by approx. 3.2% in pro-forma terms.

Sales from the Flavors activity rose by 0.3% in Q3 2018, to reach approx. US$ 273.6 million, as against approx. US$ 272.9 million in Q3 2017, reflecting a currency adjusted reduction in pro-forma terms of approx. 1.2%, against the same period last year. Currency effects negatively impacted results by approx. 3.9% in pro-forma terms.

Sales from Specialty Fine Ingredients activity rose 9.4% in Q3 2018, to reach approx. US$ 73.4 million, compared with US$ 67.1 million in the same quarter last year, and reflect a currency adjusted reduction in pro-forma terms of approx. 9.7% against the parallel period. Currency effects negatively impacted sales by approx. 0.5% in pro-forma terms. Sales were impacted by a moderate drop in the prices of raw material in the categories of citrus and natural colors.

Sales from Trade and Marketing (which does not constitute part of Frutarom’s core activities) dropped in Q3 2018 by 16.6%, to reach approx. US$ 18.5 million, compared with approx. US$ 22.2 million in the same quarter last year. In pro-forma terms and net of currencies, sales from trade and marketing dropped by approx. 13.8% compared with Q3 2017. Currency effects negatively impacted results by approx. 2.8% in pro-forma terms.

Sales Breakdown by Activity in Q3 for 2008 - 2018 (in US$ millions and %):

		Q3 2008	Q3 2009	Q3 2010	Q3 2011	Q3 2012	Q3 2013	Q3 2014	Q3 2015	Q3 2016	Q3 2017	Q3 2018

Flavor Activity	Sales	86.1	77.3	75.4	96.9	114.2	119.4	151.1	165.4	225.0	272.9	273.6
	%	71.7%	69.3%	67.9%	71.7%	72.7%	74.2%	71.7%	70.5%	75%	76.1%	75.6%

Fine Ingredient Activity	Sales	31.1	33.5	34.6	37.8	37.2	36.7	40.8	48.3	56.1	67.1	73.4
	%	25.9%	30.1%	31.1%	27.9%	23.7%	22.8%	19.4%	20.6%	18.7%	18.7%	20.3%

Inter- company sales	Sales	-1.0	-0.7	-0.5	-0.7	-0.6	-2.4	-1.3	-1.0	-1.1	-3.4	-3.6
	%	-0.9%	-0.7%	-0.5%	-0.5%	-0.4%	-1.5%	-0.6%	-0.4%	-0.4%	-0.9%	-1.0%

Total Core Activity	Sales	116.2	110.1	109.5	134.0	150.8	153.7	190.7	212.7	280.0	336.6	343.4
	%	96.8%	98.7%	98.6%	99.0%	96.0%	95.5%	90.5%	90.7%	93.3%	93.8%	94.9%

Trade & Marketing	Sales	3.8	1.5	1.5	1.3	6.3	7.3	20.1	21.8	20.0	22.2	18.5
	%	3.2%	1.3%	1.4%	1.0%	4.0%	4.6%	9.5%	9.3%	6.7%	6.2%	5.1%

Total Sales		120.0	111.6	111.0	135.3	157.1	161.0	210.8	234.5	300.1	358.8	361.9

Nonrecurring Expenses

Q3 2018 recorded some net non-recurring expenses, mostly owing to the merger agreement with IFF, including fees to consultants, attorneys, bankers, and employee bonuses. These nonrecurring expenses reduced reported gross profit by approx. US$ 1.6 million; reported operating profit and EBITDA, by approx. US$ 43.3 million; and net profit by approx. US$ 41.9 million for the quarter. Non-recurring expenses in the same quarter last year for steps taken towards attaining optimization and efficiencies in the natural extracts platform of the Fine Ingredients Division, reduced in Q3 2017 reported gross profit by approx. US$ 1.6 million; the reported operating profit and EBITDA by approx. US$ 2.7 million; and reported net income by approx. US$ 2.2 million.

Adjusted for these non-recurring expenses, gross profit of Frutarom’s overall activity in Q3 2018 rose by approx. 5.2% to reach approx. US$ 147.3 million (approx. 40.7% of total revenues), compared with approx. US$ 140.0 million (approx. 39.0% of total revenues) in Q3 2017. Operating profit reached approx. US$ 57.9 million (operating margin of approx. 16.0%), compared with approx. US$ 60.5 million (operating margin of approx. 16.9%) in Q3 2017, and EBITDA grew by approx. 3.5% to approx. US$ 76.5 million (EBITDA margin of approx. 21.1%) compared with US$ 73.8 million (EBITDA margin of approx. 20.6%) in Q3 2017.

Adjusted for the non-recurring expenses, gross profit from the core businesses rose in Q3 2018 by approx. 6.1% to reach approx. US$ 144.0 million (gross margin of approx. 41.9%), compared with approx. US$ 135.7 million (gross margin of approx. 40.3%) in Q3 2017. Operating profit of core businesses reached approx. US$ 57.8 million (operating margin of approx. 16.8%), compared with approx. US$ 60.0 million (operating margin of approx. 17.8%) in Q3 2017, and core Businesses EBITDA grew by approx. 3.9% to approx. US$ 76.1 million (EBITDA margin of approx. 22.2%) compared with approx. US$ 73.3 million (EBITDA margin of approx. 21.8%) in the same quarter last year.

Adjusted for non-recurring expenses, operating profit for the Flavors activity was reduced by approx. 11.0% in Q3 2018 to reach approx. US$ 45.5 million (approx. 16.6% operating margin), compared with approx. US$ 51.2 million in Q3 2017 (approx. 18.8% operating margin) and EBITDA margin reached 21.3%, compared with 22.6% in the same quarter last year.

Adjusted for non-recurring expenses, operating profit for the Specialty Fine Ingredients activity rose by approx. 39.4% in Q3 2018 to reach US$ 12.3 million (operating margin of approx. 16.8%), compared with approx. US$ 8.8 million (operating margin of approx. 13.2%) in the same quarter last year and EBITDA margin reached 24.1%, compared with 17.1% in the same quarter last year.

Tables summarizing profits and margins in the Q3 2017 & 2018:

Adjusted for nonrecurring expenses:

In millions of US dollars	Core businesses Flavors and Specialty Fine Ingredients		Total Frutarom Group
	Adjusted for non-recurring expenses		Adjusted for non-recurring expenses
	Q3 2017	Q3 2018	Q3 2017	Q3 2018
Gross profit Margin	135.7 40.3%	144.0 41.9%	140.0 39.0%	147.3 40.7%
Operating profit Margin	60.0 17.8%	57.8 16.8%	60.5 16.9%	57.9 16.0%
EBITDA Margin	73.3 21.8%	76.1 22.2%	73.8 20.6%	76.5 21.1%
Net Income Margin			43.0 12.0%	38.0 10.5%

Reported results in US dollars:

In millions of US dollars	Core businesses Flavors and Specialty Fine Ingredients		Total Frutarom Group
	Q3 2017	Q3 2018	Q3 2017	Q3 2018
Sales	336.6	343.4	358.8	361.9
Gross profit Margin	134.1 39.8%	142.4 41.5%	138.4 38.6%	145.7 40.3%
Operating profit Margin	57.3 17.0%	14.5 4.2%	57.8 16.1%	14.6 4.0%
EBITDA Margin	70.5 21.0%	32.8 9.6%	71.1 19.8%	33.1 9.2%
Net Income Margin			40.8 11.4%	-3.8 -1.1%

Financial Expenses / Income

Net financial expenses in Q3 2018 totaled approx. US$ 9.9 million, compared with approx. US$ 5.6 million in the same quarter last year.

Interest expenses in Q3 2018 amounted to approx. US$ 5.4 million, compared with approx. US$ 2.8 million in Q3 2017, mainly owing to the increase in the number of loans taken for financing acquisitions and a modest rise in certain interest rates. Financial expenses arising from exchange-rate differences in Q3 2018 reached approx. US$ 4.5 million, compared with approx. US$ 2.8 million in the same quarter last year.

Taxes on Income

Adjusted for nonrecurring expenses, taxes on income for Q3 2018 totaled approx. US$ 10 million (approx. 20.8% of profit before tax), compared with approx. US$ 11.9 million in the same quarter last year (approx. 21.7% of profit before tax).

Taxes on income for Q3 2018 totaled approx. US$ 8.6 million (approx. 180.3% of profit before tax), compared with approx. US$ 11.3 million in the same quarter last year (approx. 21.7% of profit before tax).

Net Income

Net income in Q3 2018, adjusted for nonrecurring items, reached approx. US$ 38.0 million (net margin of 10.5%), compared with US$ 43.0 million in Q3 2017 (net margin of 12.0%).

Net loss in Q3 2018 reached US$ 3.8 million (net margin of -1.1%), compared with US$ 40.8 million in the same quarter last year (net margin of 11.4%).

Earnings per Share

Adjusted for nonrecurring expenses, earnings per share in Q3 2018, dropped 11.7%, to approx. US$ 0.64, compared with US$ 0.72 in the same quarter last year.

Reported loss per share in Q3 2018 reached approx. US$ 0.07 compared with approx. US$ 0.68 in the same quarter last year.

E.	LIQUIDITY

In the first nine months of 2018 net cash flow from operating activities reached approx. US$ 141.1 million, compared with approx. US$ 138.9 million in the same period last year.

Net cash flow from operating activities in Q3 2018 amounted to US$ 63.6 million, compared with approx. US$ 63.5 million in the same quarter last year.

F.	SOURCES OF FINANCING

Sources of Capital

Frutarom’s capital equity as of September 30, 2018 totaled approx. US$ 904.1 million (approx. 40.4% of the balance sheet), compared with approx. US$ 831.5 million (approx. 43.7% of the balance sheet) in the same period last year, and approx. US$ 878.9 million (approx. 45.1% of the balance sheet) as of December 31, 2017.

Loans (Average) -

•	Long-Term (Including Current Maturities of Long-Term Loans)

Average long-term credit from banks and financial institutions in Q3 2018 totaled approx. US$ 441.4 million, as compared with approx. US$ 509.3 million in the same quarter last year.

•	Short-Term (Excluding Current Maturities of Long-Term Loans)

Average short-term credit extended to the Company by banks and financial institutions in Q3 2018 totaled approx. US$ 344.3 million, as compared with approx. US$ 158.0 million in the same quarter last year.

Frutarom’s cash balances on September 30, 2018 totaled approx. US$ 140.8 million, compared with approx. US$ 144.4 million on September 30, 2017, and approx. US$ 118.2 million on December 31, 2017.

Frutarom’s net debt on September 30, 2018 totaled approx. US$ 632.6 million, compared with approx. US$ 539.9 on September 30, 2017, and approx. US$ 516.1 million on December 31, 2017, due to acquisitions performed in 2018.

As of     September 30, 2018, the Company meets all the financial standards it has committed to, as specified in note 14 to the periodic report, following are the details:

a.	The Company’s equity stood at approx. US$ 904.1 million

b.	The Company’s equity was equal to approx. 40.4% of the Company’s total balance sheet.

c.	The ratio of the Company’s total financial liabilities, less cash, to EBITDA, stood at approx. 2.0 (whereby the EBITDA calculation done on pro-forma basis and net of non-recurring expenses).

As of the date of the report, Frutarom has repaid all its debts to banks and financial institutions. The debts were paid with a loan from IFF.

Accounts Payable and Accounts Receivable (Average)

In Q3 2018, the Company made use of approx. US$ 88.1 million in credit from suppliers, compared with approx. US$ 84.6 million in the same quarter last year, and extended approx. US$ 287.4 million in credit to its customers, compared with approx. US$ 260.8 million in the same quarter last year. The increase in suppliers’ and customers’ trade credit is largely due to an increase in the overall scope of activity and the acquisitions performed by Frutarom.

In accordance with the information presented in this report with respect to the Company’s financial position, liquidity, positive cash flow generated from operating activities, and its sources of financing, and provided that there will not be any significant deterioration in its sales and/or profitability, the Company believes the cash flow it generates from current operations can be expected to cover the full repayment of its anticipated liabilities without the need for any further outside sources of funds.

EXPOSURE TO AND MANAGEMENT OF MARKET RISKS

The Group’s activity is highly decentralized. Within its core business (Flavors and Specialty Fine Ingredients) the Group produces thousands of products for thousands of customers throughout the world, using thousands of different raw materials purchased from a wide range of suppliers worldwide. The Group is not significantly reliant on any specific customer, product or supplier.

In Q3 2018, and in the aggregate period since December 31, 2017, leading up to the date of this report, there were no significant changes in the exposure to market risks and the way these are managed.

In view of the publication of IFRS 16, the Company examined the standard’s overall potential effects on its financial statements. Following this examination, the Company has decided, upon consultation with its auditors, on the early adoption of the standard, effective as of January 1, 2018. For further information regarding the standard’s requirements, their implementation and the adjustments made to the group’s financial statements following the standard’s first-time implementation, see note 3b to the Financial Statement.

CURRENCY EXPOSURE REPORT PER PRIMARY LINKAGE BASES

Compared to the data presented in the 2017 periodic report - no significant changes.

SENSITIVITY TESTS

Sensitivity to Changes in the US Dollar – New Israeli Shekel Exchange Rate

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	3.990	3.808	3.627	3.446	3.264
	US$ 000s

Cash and cash equivalents	(396)	(198)	3,964	198	396
Customers	(1,226)	(613)	12,257	613	1,226
Other accounts receivable	(344)	(172)	3,437	172	344
Other long term accounts receivable	(10)	(5)	95	5	10

	(1,976)	(988)	19,753	988	1,976

Bank Credit	-	-	-	-	-
Suppliers and service providers	538	269	5,382	(269)	(538)
Other payables	4,796	2,398	47,962	(2,398)	(4,796)

	5,334	2,667	53,344	(2,667)	(5,334)

Total exposure, net	3,358	1,679	(33,591)	(1,679)	(3,358)

Sensitivity to Changes in the US Dollar - Euro Exchange Rate

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	0.946	0.903	0.860	0.817	0.774
	US$ 000s

Cash and cash equivalents	(3,883)	(1,941)	38,829	1,941	3,883
Customers	(8,800)	(4,400)	88,002	4,400	8,800
Other accounts receivable	(922)	(461)	9,223	461	922
Other long term account receivable	(1)	(1)	13	1	1

	(13,606)	(6,803)	136,067	6,803	13,606

Bank Credit	11,318	5,659	113,178	(5,659)	(11,318)
Suppliers and service providers	2,931	1,465	29,309	(1,465)	(2,931)
Other payables	6,883	3,441	68,825	(3,441)	(6,883)

	21,132	10,565	211,312	(10,565)	(21,132)

Total exposure, net	7,526	3,762	(75,245)	(3,762)	(7,526)

Sensitivity to Changes in the US Dollar – Pound Sterling Exchange Rate

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	0.842	0.804	0.765	0.727	0.689
	US$ 000s

Cash and cash equivalents	(800)	(400)	8,004	400	800
Customers	(2,066)	(1,033)	20,662	1,033	2,066
Other accounts receivable	(122)	(61)	1,223	61	122

	(2,988)	(1,494)	29,889	1,494	2,988

Bank credit	9,839	4,919	98,387	(4,919)	(9,839)
Suppliers and service providers	964	482	9,641	(482)	(964)
Other payables	1,644	822	16,437	(822)	(1,644)

	12,984	6,492	129,839	(6,492)	(12,984)

Total exposure, net	9,996	4,998	(99,950)	(4,998)	(9,996)

Sensitivity to Changes in the US Dollar - Swiss Franc Exchange Rate

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	1.073	1.025	0.976	0.927	0.878
	US$ 000s

Cash and cash equivalents	(607)	(303)	6,066	303	607
Customers	(1,159)	(579)	11,589	579	1,159
Other accounts receivable	(118)	(59)	1,182	59	118

	(1,884)	(941)	18,837	941	1,884

Bank credit	6,000	3,000	60,001	(3,000)	(6,000)
Suppliers and service providers	215	108	2,150	(108)	(215)
Other payables	1,740	870	17,395	(870)	(1,740)
Other long term payables, see note 4c	4	2	41	(2)	(4)

	7,959	3,980	79,587	(3,980)	(7,959)

Total exposure, net	6,075	3,039	(60,750)	(3,039)	(6,075)

Sensitivity to Changes in the US Dollar - Ruble

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	72.178	68.898	65.617	62.336	59.055
	US$ 000s

Cash and cash equivalents	(1,033)	(516)	10,326	516	1,033
Customers	(1,436)	(718)	14,358	718	1,436
Other accounts receivable	(114)	(57)	1,137	57	114

	(2,583)	(1,291)	25,821	1,291	2,583

Suppliers and service providers	70	35	695	(35)	(70)
Other payables	460	230	4,603	(230)	(460)
Other long-term payables	52	26	522	(26)	(52)

	582	291	5,820	(291)	(582)

Total exposure, net	(2,001)	(1,000)	20,001	1,000	2,001

Sensitivity to Changes in the US Dollar - Other Currencies Exchange Rate

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
	US$ 000s

Cash and cash equivalents	(3,005)	(1,503)	30,050	1,503	3,005
Customers	(6,978)	(3,489)	69,778	3,489	6,978
Other accounts receivable	(2,138)	(1,069)	21,377	1,069	2,138

	(12,121)	(6,061)	121,205	6,061	12,121

Bank credit	162	81	1,616	(81)	(162)
Suppliers and service providers	2,295	1,148	22,954	(1,148)	(2,295)
Other payables	4,707	2,354	47,070	(2,354)	(4,707)
Other long-term payables	11,006	5,503	110,060	(5,503)	(11,006)

	18,170	9,086	181,700	(9,086)	(18,170)

Total exposure, net	6,049	3,025	(60,495)	(3,025)	(6,049)

SUMMARY OF SENSITIVITY TEST TABLES

The functional currency of most Group companies is the local currency in their respective countries, and therefore currency translations of monetary balances of these companies have no effect on the Profit and Loss Statement and are directly attributed to the Company’s shareholders’ equity (currency translation capital fund).

Sensitivity to Changes in the US Dollar - Israeli Shekel Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	3.990	3.808	3.627	3.446	3.264
	US$ 000
Total Exposure, net	3,358	1,679	(33,591)	(1,679)	(3,358)

Sensitivity to Changes in the US Dollar - Pound Sterling Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	0.842	0.804	0.765	0.727	0.689
	US$ 000
Total Exposure, net	9,996	4,998	(99,950)	(4,998)	(9,996)

Sensitivity to Changes in the US Dollar - Euro Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	0.946	0.903	0.860	0.817	0.774
	US$ 000
Total exposure, net	7,526	3,762	(75,245)	(3,762)	(7,526)

Sensitivity to Changes in the US Dollar - Swiss Franc Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	1.073	1.025	0.976	0.927	0.878
	US$ 000
Total exposure, net	6,075	3,039	(60,750)	(3,039)	(6,075)

Sensitivity to Changes in the US Dollar-Russian Ruble Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
Exchange rate	72.178	68,898	65.617	62.336	59.055
	US$ 000
Total exposure, net	(2,001)	(1,000)	20,001	1,000	2,001

Sensitivity to Changes in the US Dollar - Other Currencies Exchange Rate:

	Profit (Loss) from changes		Fair value	Profit (Loss) from changes
% of change	+10%	+5%	-	-5%	-10%
	US$ 000
Total exposure, net	6,049	3,025	(60,495)	(3,025)	(6,049)

ASPECTS OF CORPORATE GOVERNANCE

Compensation for Senior Officeholders

A.

On August 22, 2018, the Company’s Board of Directors approved, subsequent to the compensation committee’s approval on August 21, 2018, the repurchase of Company shares for a total of US$ 950 thousand, for the purpose of granting them to the Company’s officeholders and employees under of the Company’s 2012 Option Plan, out of which, 2,830 shares (with the value as of the date of the decision US$ 289 thousand) are held by the company. Following the board’s approval, on October 2018, the company granted the options to company employees and officeholders. For further information see the immediate report published by the company on August 22, 2018.

B.

On August 6, 2018, a special general meeting of the shareholders was held, to discuss, among other things, the approval of a one-time bonus to the president and chief executive officer of the Company, Mr. Ori Yehudai, in an amount of US$ 20 million, as an exception to the compensation policy of the company, to be paid immediately prior to the completion of the IFF merger. The required majority prescribed for such a resolution, according to section 267a(b) of the Companies Law 5759-1999 was not obtained in the meeting. On October 2, 2018, after revisiting the aforementioned One-Time Bonus, and after, inter alia, considering and assessing the results of the Meeting held on August 6, 2018, by virtue of their authority under the provisions of the last part of Section 272(C1)(1)(c) of the Companies Law, the compensation committee and the board of directors of the Company resolved to approve the One-Time Bonus to the president and CEO of the Company. On October 4, 2018, two requests for document discoveries - based on section 198a to the Companies Law, in connection with the Company’s resolutions to grant the above-mentioned one-time bonus - were submitted to the court. For further information, including a summary of the reasons provided by the compensation committee and the board of directors for granting the one-time bonus to Mr. Yehudai, see the Company’s immediate report from July 1, July 4, July 26, July 29, August 7 and October 2, 2018.

DISCLOSURE RELATING TO THE CORPORATE FINANCIAL REPORTING

REPORT ON THE COORPORATION’S LIABILITIES BY THEIR REPAYMENT DATES

For information on the Company’s liabilities according to their repayment dates, see immediate report from May 29, 2018 which the company published contemporaneously with this report.

DIVIDEND DISTRIBUTION

On October 2, 2018, the Company’s Board of Directors decided on a dividend distribution of US$ 0.35358 per share. On October 9, 2018 a dividend totaling approx. US$ 21,113 thousand was paid out to shareholders. For more information, see the Company’s immediate reports from October 2, 2018.

EXCLUSION OF THE COMPANY’S SEPARATE FINANCIAL REPORT UNDER REGULATION 9(C) OF THE REGULATIONS (“Solo Report”)

The Company did not include a separate financial report as set forth in Regulation 9C of the Securities Regulations (Periodic and Immediate Reports) 1970 (the “Solo Report” and the “Regulations”, respectively) due to the negligibility of the additional information of such report, and the fact that the Solo Report would not add any material information for the reasonable investor to that contained in the Company’s consolidated reports.

The Company’s decision that the information is negligible, is based on the fact that the Company does not have any commercial activities of any kind and therefore the Company’s results of operations have no effect on the Group’s consolidated profit and loss reports. The Company does not employ workers and it does not have any sales or expenses to third parties.

All the Company’s revenues (dividends and financing income on revaluation of capital notes with Frutarom Ltd.) derive from Frutarom Ltd.

Regarding the balance sheet, apart from the settling of accounts with the Income Tax Authority, the Company does not have any balances vis-à-vis third parties. Its only balances are loans and balances vis-à-vis the (wholly owned) companies in the Group, and land property in the amount of US$ 139 thousand.

The Company’s management determined that as long as income from externals or from companies not wholly owned by the Company are lower than 5% of the total revenues in the consolidated financial statements, and as long as the expenses to externals or from companies not wholly owned by the Company, are lower than 5% of the total expenses in the consolidated financial statements, the Company’s separate financial information as set forth in Regulation 9C of the Regulations is negligible and its absence will not affect the prospects of investors in the Company’s shares to estimate the Company’s liquidity prospects, and will not add any material information for a reasonable investor.

EVENTS SUBSECQUENT TO THE BALANCE SHEET DATE

1.	Board of Directors’ Resolutions

In the Board meeting held on October 2, 2018, the Board resolved, inter alia, the following resolutions: (a) the distribution of a dividend to the shareholders of the Company in a total amount of approximately US$ 21.2 million (the amount of the dividend per share is US$ 0.35358 per share), as set forth below; and (b) Approval of a one-time bonus in an amount of US$ 20 million to the President and Chief Executive Officer of the Company as set forth above.

2.	Delisting Frutarom GDRs from the Official List of the FCA

On October 4, 2018, after having obtained the merger certificate and completing the IFF agreement and merger plan, Frutarom announced that the delisting of GDRs went into effect as of October 4, 2018, 8:00 (London time). For further information, see the Company’s immediate reports from October 2 and 4, 2018.

3.	Obtaining a Tax Pre-Ruling in Connection with the IFF Merger Consideration

On October 2, 2018, Frutarom obtained a tax pre-ruling in connection with the Share Consideration and the Case Consideration withholding tax. According to these pre-rulings:

a.

In connection with the possibility of a “tax deferral” with respect to the exchange of the Company’s shares for the Share Consideration (the “Issued Shares”) as set forth in Section 104(H) of the Israeli Income Tax Ordinance (New Version)-1961 (the “Income Tax Ordinance”), the tax pre-ruling provides that with respect to a non-controlling shareholder of the Company, as defined in section 103 of the Income Tax Ordinance, the exchange of the Company’s shares for the Purchaser’s Issued Shares (the “Share Exchange”) shall not be treated as a “sale”, for purposes of part E’2 of the Income Tax Ordinance on the date of the Share Exchange, but, rather, on the date of the actual sale of the Issued Shares, and the determined provisions and terms of the Share Exchange Pre-Ruling (the “Share Exchange Pre-Ruling”).

b.

In connection with the Merger Consideration (including the Cash Consideration) that the provisions of the Share Exchange Pre-Ruling shall not apply to, the withholding tax pre-ruling provides that the Merger Consideration would be transferred through the TASE Clearing House to the Tel-Aviv Stock Exchange who shall credit the accounts of their clients, after deduction of withholding tax as required pursuant to the Income Tax Regulations (withholding from consideration, payment or capital gains upon the sale of shares, mutual fund units or future transaction) 5763–2002 (the “Withholding Tax Regulations” and the “Withholding Tax Ruling”, respectively).

Notwithstanding the foregoing and the other provisions of the tax rulings, with respect to the shareholders registered in the Company’s share registry, excluding the Nominee Company, the Share Exchange Pre-Ruling is, inter alia, subject to the following terms: (1) the Issued Shares consideration received by a Registered Shareholder shall be held by ESOP Management and Trust Services Ltd. (the “Exchange Agent”), until the date on which the Issued Shares are actually sold by the Registered Shareholder; and (2) the registered shareholders will produce to the Exchange Agent a declaration (in the version attached to the

Company’s report on October 3, 2018) no later than 30 days after the actual exchange of the shares. It should be emphasized that as for a Registered Shareholder that does not deliver to the Exchange Agent the tax declaration on or before the above-specified time, the Share Exchange will be treated as a sale on the date of the Share Exchange and shall be subject to tax as provided by law.

In addition, with respect to Registered Shareholders, the tax withholding exemption, inter alia, shall be contingent on the cash recipient’s declaration, that it (a) is not a resident of Israel; (b) holds not more than 5% of the Company’s share capital; (c) is the beneficial holder of such shares; and (d) purchased the shares after their having been listed for trade on the TASE and at the time of such purchase was not a resident of Israel.

From the cash payable to all other Registered Shareholders, the Exchange Agent will withhold tax in accordance with the Withholding Tax Regulations, or in accordance with a valid withholding tax certificate or the provisions of another tax pre-ruling provided by the Israel Tax Authority.

It is hereby clarified that the aforementioned is a high level summary of certain provisions of the tax pre-rulings and hence does not substitute reading the tax pre-rulings attached to the Company’s immediate report from October 3, 2018.

On October 9, 2018 Frutarom issued a clarification to the aforementioned tax pre-rulings. For further information see the immediate report published by the company on October 9, 2018.

4.	Repayment of Debt to Banks and Financial Institutions

As of the reporting date, the company has repaid all its debts to banks and financial institutions, as these debts appear in the Company’s liabilities on the balance sheet date, this was achieved through a loan from IFF.

5.	Reporting on Altering the Status of a Public Company into a Private Company and/or a Company that Ceased to be a Reporting Corporation

On November 29, 2018, the Company reported that as of October 4, 2018, it has ceased from being a public company and became a private company, as this term is defined in the Companies Law 5759-1999; and that it also ceased to be a reporting corporation, as such term is defined in the Securities Law 5728-1968. In addition, in accordance with the Israeli Securities Authority’s position, in response to the Company and IFF’s preliminary request, the last financial statements the Company has to submit, as provided by law, are for the period ending on September 30, 2018. For further information on the matter please see the Company’s immediate report from November 29, 2018.

The Board of Directors thanks Frutarom’s management and employees for the Company’s fine achievements.

Richard O’Leary	Amos Anatot
Chairman of the Board	Frutarom President

November 29, 2018